July 28, 1995


James A. Unruh
Chairman and Chief Executive Officer
Unisys Corporation
P.O. Box 500
Blue Bell, PA  19424

Dear Jim:

This letter agreement serves to amend the letter of August 10, 1994, as follows:

     1.     Section 7(f) is deleted.

     2.     Section 14 is amended to read as follows:

"14. Other Agreements. It is not intended that you shall receive duplicate rights and benefits under this Agreement and any other agreement, contract, plan, or other arrangement with, or sponsored by, the Corporation. This Agreement supersedes and replaces all prior understandings and agreements between you and the Corporation except for your Executive Employment Agreement dated July 28, 1995 (the "Executive Employment Agreement"). In the event that your Executive Employment Agreement becomes effective, you shall continue to be covered under this Agreement and the Executive Employment Agreement, but you shall not be entitled to receive duplicate payments or benefits under both agreements. With respect to any individual item of compensation or benefit entitlement, or other employment term that is covered under both agreements, you shall be covered by the agreement term that is more favorable to you or provides you with the greater amount or benefit, as determined by the Accounting Firm."

If the following is acceptable to you, please sign and return the enclosed copy of this agreement.

Very truly yours,

UNISYS CORPORATION                           THE FOREGOING IS ACCEPTED:



___________________________________          ________________________________
Kenneth A. Macke, Chairman                   James A. Unruh
Compensation and Organization
Committee